Exhibit 2.5
PLAN AND AGREEMENT OF MERGER
     This Plan and Agreement of Merger (“Agreement”) is made and entered into as of November 13, 2006, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”) and a party to this Agreement but not a constituent corporation in the Merger (as hereinafter defined), O’Gara Acquisition—HDS Inc., an Ohio corporation (“Buyer”) all of whose capital stock is owned directly by TOG, Homeland Defense Solutions, Inc., an Ohio corporation (“HDS”), and James W. Noe (“Shareholder”).
WITNESSETH
     WHEREAS, the Board of Directors of Buyer, deeming it advisable and for the benefit of Buyer and its shareholders, has approved the merger of Company with and into Buyer on the terms and conditions hereinafter set forth, and have approved this Agreement and authorized the transactions contemplated hereby; and
     WHEREAS, the Board of Directors of HDS, deeming it advisable and for the benefit of HDS and its shareholder, has approved the merger of Company with and into Buyer on the terms and conditions hereinafter set forth, and has approved this Agreement and authorized the transactions contemplated hereby; and
     WHEREAS, TOG, Buyer, HDS and the Shareholder desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger;
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and subject to the terms and conditions herein set forth, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
     “Acquired Companies” — shall mean, prior to Closing, HDS and its wholly owned subsidiaries, Critical Incident Solutions, LLC, an Ohio limited liability company (“CIS”), Secure Product Creations, LLC, an Ohio limited liability company (“SPC”), and International Society of First Responders, LLC, an Ohio limited liability company (“ISFR”), and after Closing, Buyer, as the survivor of the merger with HDS, and its resulting wholly owned subsidiaries, CIS, SPC, and ISFR.
     “Acquired Companies Facilities”— any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Companies and any buildings, plants,

structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Acquired Companies.
     “Class A Preferred” — means the shares of Class A 3% Cumulative Participating Preferred Stock in TOG of any series, no par value per share, having the rights, preferences and privileges set forth in TOG’s Third Amended and Restated Articles of Incorporation, as the same may be amended and/or restated from time to time.
     “Class B Preferred” means the shares of Class B 5% Cumulative Participating Preferred Stock in TOG of any series, no par value per share, having the rights, preferences and privileges set forth in TOG’s Third Amended and Restated Articles of Incorporation, as the same may be amended and/or restated from time to time.
     “Closing Date”— the date and time as of which the Closing actually takes place.
     “Closing Documents” — all documents to be delivered by the parties to each other on or prior to the Closing Date pursuant to this Agreement and the transactions contemplated hereby.
     “Code” — the Internal Revenue Code of 1986 or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “Contract”— any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Copyright” — any copyright, whether under statute or common law, of an original work in any tangible medium or expression.
     “Disclosure Schedule”— the disclosures delivered concurrently with the execution and delivery of this Agreement.
     “Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “EBIT of the HDS Business” — the earnings before interest and taxes of the Post Closing HDS Business during the period from November 1, 2006 through October 31, 2007 (“Earn Out Period”) determined in accordance with GAAP. To the extent that employees or others doing work for the Post Closing HDS Business incur out of pocket expenses relating to work performed for TOG or any of its Subsidiaries (other than related to the Post Closing HDS Business), such expenses shall not count against or diminish the EBIT of the HDS Business. In calculating the EBIT of the Post Closing HDS Business, no TOG corporate overhead expense shall be shall be charged or allocated to the Post Closing HDS Business. Additionally, the EBIT of the HDS Business shall exclude post-Closing capital expenditures which have not been approved by Shareholder.

     “Environment”— soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities”— any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     “Environmental Law”— any legal requirement that requires or relates to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA”— the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Escrow” — the escrow established with US Bank, NA, Trustee in which Shareholder shall deposit all of the shares of TOG Stock issued to Shareholder at Closing, pursuant to the terms of the escrow agreement (“Escrow Agreement”) attached hereto as Exhibit 2.10(a)(iv) and incorporated herein. The Escrow Agreement shall provide that all such shares shall remain in escrow until such time as the EBIT of the HDS Business has been finally determined, and the appropriate adjustments to the Merger Consideration have been made pursuant to Section 2.8.

After such adjustments to the Merger Consideration have been made, the parties shall instruct the Escrow Agent to retain shares of TOG Stock in escrow having an aggregate value equal to twenty five percent (25%) of the aggregate value of the shares of TOG Stock issued to Shareholder at Closing (the “Retained Shares”) (with aggregate value being determined using $118.8476 per share, appropriately adjusted for stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder), and release all other shares of TOG Stock remaining in escrow to Shareholder and/or TOG, as the case may be. The Retained Shares shall remain in escrow until April 30, 2008.
     “GAAP”— United States generally accepted accounting principles.
     “Hazardous Activity”— the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment or use of Hazardous Materials in, on, under, about or from the Acquired Companies Facilities or any part thereof into the Environment, and any other act, business or operation that increases the danger or poses an unreasonable risk of harm to persons or property on or off the Acquired Companies Facilities or that may affect the value of the Acquired Companies Facilities.
     “Hazardous Materials”— any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Law.
     “Intellectual Property Assets” — all Marks, Patents, Copyrights and Trade Secrets owned, used or licensed (as licensor or licensee) excluding all basic ordinary course business software.
     “IPO” — shall mean an underwritten registered public offering of Common Stock of TOG pursuant to an effective registration statement under the Securities Act and the rules and regulations promulgated thereunder resulting in gross proceeds to TOG of not less than Twenty Five Million Dollars ($25,000,000.00).
     “IRS”— the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge of Shareholder” — the actual knowledge with no further duty of inquiry of Shareholder, Robert Ford and Michael Provost.
     “Knowledge of TOG” — the actual knowledge with no further duty of inquiry of Wilfred T. O’Gara, Steve Ratterman and Abram S. Gordon.
     “Market Value” — prior to TOG having a registration statement declared effective by the Securities and Exchange Commission for the sale of its common stock with its shares listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (“IPO”), the price per share of TOG Stock established by a good faith arms length equity investment by third parties into TOG (for the avoidance of doubt an aggregate equity investment in excess of $500,000 by the then current non-employee shareholders of TOG shall be deemed an arms length transaction — this shall not be deemed to imply that an equity investment of a lesser amount by such then current non-employee shareholders is not an arms length transaction) as of a date the closest to the Closing Date or otherwise specified for such determination in accordance with Section 2.8 (a)(3) (“Payment Date”), or if requested by either Shareholder or TOG, by a mutually acceptable business appraiser (whose fee shall be split, with one-half (1/2) of such fee being paid by each of Shareholder and TOG); and subsequent to an IPO, the average closing price per share of the TOG Stock on the NYSE, AMEX or NASDAQ National Market as listed in the Wall Street Journal during the five (5) business days ending on the business day which is four business days prior to the Payment Date.
     “Marks” — all fictional business names, trading names, registered and unregistered trademarks, service marks and applications.
     “Merger” — means the merger of HDS with and into Buyer on the terms and conditions set forth in this Agreement
     “Occupational Safety and Health Law”— any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Patents” — all patents, patent applications, including provisional applications, and inventions and discoveries that may be patentable.
     “Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
     “Post Closing HDS Business” — the business conducted by the Acquired Companies after the Closing Date.
     “Securities Act”— the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Shareholders Agreement” — the Second Amended and Restated Shareholders Agreement, dated as of July 14, 2006, by and among all of the shareholders of TOG.

     “Subordinated Promissory Note” — the subordinated promissory note issued by TOG to Shareholder in accordance with Section 2.7(a)(3).
     “Subsidiary” or “Subsidiaries” — of any person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.
     “TOG Stock” — prior to an IPO, TOG’s Class A Preferred or its equivalent and subsequent to an IPO, the common shares of TOG.
     “Trade Secrets” — all know-how, trade secrets, confidential information, customer information, customer lists, software, technical information, data, plans, drawings and blue prints.
     “Transaction Fees” — any fees or expenses related to the transaction evidenced by this Agreement that should have been borne by Shareholder in accordance with Section 12.1 of this Agreement but that were paid by any of the Acquired Companies.
ARTICLE 2
THE MERGER; CLOSING
2.1	THE MERGER
     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporate Law (the “OGCL”), HDS shall be merged with and into Buyer at the Effective Time and the separate corporate existence of HDS shall cease and Buyer shall continue as the surviving corporation (the “Surviving Corporation”).
2.2	EFFECTIVE TIME
     (a) As soon as practicable following the Closing, the parties shall (i) file articles of merger (“Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the OGCL and (ii) make all other filings or recordings required under the OGCL. The Merger shall become effective at such time as the Articles of Merger and other requisite documentation are duly filed with the Secretary of State of the States of Ohio or at such subsequent time as HDS and TOG shall agree and be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).
     (b) Notwithstanding the foregoing, the parties hereto agree that for all purposes (excluding tax reporting), the merger shall be deemed to have occurred, and shall be deemed effective as of, November 1, 2006.
2.3	EFFECTS OF THE MERGER

     At and after the Effective Time, the Merger will have the effects set forth in the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as of a public or a private nature, of each of Buyer and HDS; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of Buyer and HDS, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in Buyer and HDS shall not revert or be in any way impaired by reason of the Merger.
2.4	ARTICLES OF INCORPORATION
     At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the provisions of the articles of incorporation of Buyer in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “The name of this Corporation is “O’Gara-Homeland Defense Solutions, Inc.”
2.5	BY-LAWS
     The by-laws of Buyer as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
2.6	OFFICERS AND DIRECTORS OF SURVIVING CORPORATION
     The officers of HDS as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Buyer as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.
2.7	EFFECT ON CAPITAL STOCK.
     (a) At the Effective Time by virtue of the Merger and without any action on the part of Shareholder or HDS, all of the shares of HDS’ Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into (“Merger Consideration”) the right to receive (1) Two Million Fifty Thousand One Hundred Seven and 87/100 Dollars ($2,050,107.87), minus the amount of the Transaction Fees, to be paid to Shareholder by wire transfer; (2) Sixty One Thousand Eight Hundred Forty Three (61,843) shares of TOG Stock, and (3) a subordinated promissory note in the principal amount of One Million and No/100 Dollars ($1,000,000.00) which bears interest at the rate of eight and one-quarter percent (8.25%) per annum, in the form attached hereto as Exhibit 2.7 (the “Subordinated Promissory Note”), which promissory note shall have principal payments of $250,000 on April 1, 2007, $500,000 on October 1, 2007, and $250,000 on April 1, 2008. The Subordinated Promissory Note shall be secured by a subordinated security interest in all of the Acquired Companies’ assets and a negative pledge by TOG of TOG’s equity interest in Buyer and by Buyer of Buyer’s equity interest in CIS, SPC, and ISFR (the Subordinated Promissory Note and subordinated security interest shall be subordinate to all existing and future bank debt or other similar financings other than following a continuing default by TOG under such Subordinated Promissory Note, in which case TOG shall not enter into any further priority debt without the consent of Shareholder) and which subordinated promissory note shall be paid in full upon an IPO of TOG. The Merger Consideration shall be paid, without interest, to Shareholder upon the surrender to Buyer of Shareholder’s certificates for shares of HDS.
     (b) As a result of the Merger and without any action on the part of HDS, at the Effective Time, all shares of HDS Common Stock held by HDS as treasury stock shall be canceled and retired and shall cease to exist.
     (c) Each share of common stock of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only issued and outstanding shares of the Surviving Corporation.
     (d) Shareholder hereby approves the Merger and this Agreement and votes his Shares in favor thereof, hereby and thereby waiving any right to dissent pursuant to the OGCL.
2.8	MERGER CONSIDERATION ADJUSTMENT
     (a) Subject to the terms and conditions of this Agreement, the Merger Consideration shall be adjusted based on the EBIT of the HDS Business as follows:
          (i) if the EBIT of the HDS Business is below One Million Sixty Six Thousand Seven Hundred Seven and 76/100 Dollars ($1,066,707.76) the Merger Consideration shall be reduced to Five Million Six Hundred Thousand Two Hundred Fifteen and 74/100 Dollars ($5,600,215.74). This Merger Consideration reduction shall be accomplished by reducing the amount of the Subordinated Promissory Note by canceling the final principal payment due thereunder and canceling that number of shares of TOG Stock issued to Shareholder having an aggregate value (with aggregate value being determined using $118.8476 per share, appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder) of Four Million Five Hundred Forty Nine Thousand Seven Hundred Eighty Four and 26/100 Dollars ($4,549,784.26). In such event Shareholder shall turn in his TOG Stock certificates and be re-issued new TOG Stock certificates reflecting the appropriate number of shares.
          (ii) if the EBIT of the HDS Business is between One Million Sixty Six Thousand Seven Hundred Seven and 76/100 Dollars ($1,066,707.76) and One Million One Hundred Forty Five Thousand and No/100 Dollars ($1,145,000.00) the Merger Consideration

shall be reduced to Six Million and No/100 Dollars ($6,000,000.00). This Merger Consideration reduction shall be accomplished by reducing the amount of the Subordinated Promissory Note by Fifty Thousand One Hundred Seven and 87/100 Dollars ($50,107.87) and canceling that number of shares of TOG Stock issued to Shareholder having an aggregate value (with aggregate value being determined using $118.8476 per share, appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder) of Four Million Three Hundred Forty Nine Thousand Eight Hundred Ninety Two and 13/100 Dollars ($4,349,892.13). In such event Shareholder shall turn in his TOG Stock certificates and be re-issued a new TOG Stock certificates reflecting the appropriate number of shares.
          (iii) if the EBIT of the HDS Business is above One Million One Hundred Forty Five Thousand and No/100 Dollars ($1,145,000.00) the Merger Consideration shall be determined by multiplying the EBIT of the HDS Business by five and one-quarter (5.25) (“Adjusted Merger Consideration”). If the Adjusted Merger Consideration is less than Ten Million Four Hundred Thousand and No/100 ($10,400,000.00), the Merger Consideration shall be reduced to the Adjusted Merger Consideration. Such reduction shall be accomplished by (i) canceling the applicable number of shares of TOG Stock issued to Shareholder having an aggregate value (with aggregate value being determined using $118.8476 per share, appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder) of Ten Million Four Hundred Thousand and No/Dollars ($10,400,000) less the Adjusted Merger Consideration; or (ii) if necessary to insure that Shareholder receives fifty percent (50%) of the Merger Consideration in the form of TOG Stock, then by a combination of the cancellation of shares of TOG Stock issued to Shareholder (with the aggregate value being determined using $118.8467 per share, as appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder) and a reduction in the amount of the Subordinated Promissory Note; provided, however, that Shareholder shall not be required to reduce the amount of the Subordinated Promissory Note by any greater amount than is necessary to insure that the Merger Consideration is received by Shareholder fifty percent (50%) in the form of cash and/or promissory note and fifty percent (50%) in the form of TOG Stock. If the Adjusted Merger Consideration is more than Ten Million Four Hundred Thousand and No/100 ($10,400,000.00), the Merger Consideration increase shall be accomplished, at the option of Shareholder, either by (i) TOG issuing to Shareholder that number of shares of TOG Stock having a Market Value of the difference between the Adjusted Merger Consideration and Ten Million Four Hundred Thousand and No/100 ($10,400,000.00) (as appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or other similar events affecting the TOG Stock issued to Shareholder), or (ii) the payment by TOG to Shareholder in cash paid in four equal quarterly installments beginning on January 1, 2008 with the unpaid balance bearing interest at eight and one quarter percent (8.25%) per annum (the accrued but unpaid interest shall be paid on each payment date) of the difference between the Adjusted Merger Consideration and Ten Million Four Hundred Thousand and No/100 ($10,400,000.00), or (iii) a mixture of (i) and (ii) as selected by Shareholder. Notwithstanding the foregoing, in no event shall the Adjusted Merger Consideration exceed Fifteen Million Three Hundred Ninety Nine Thousand Seven Hundred Eighty Four and 26/100 Dollars ($15,399,784.26), and in no event shall the consideration received by Shareholder in the form of cash and/or promissory note be in excess of fifty percent (50%) of the total Merger Consideration received by Shareholder. Notwithstanding anything contained in this subparagraph (a), appropriate adjustments in the mixture of cash consideration and TOG Stock shall be made such that only whole numbers of shares of TOG Stock shall be issued to Shareholder.
          (iv) In the event that, prior to the end of the Earn Out Period, Shareholder is terminated without Cause (as defined in the Employment Agreement) or TOG unreasonably interferes with Shareholder’s ability to achieve the maximum upward Merger Consideration (including, without limitation, unreasonably interfering with Shareholder’s control over the day-to-day management of the Acquired Companies) and fails to cure such interference in accordance with Section 2.8(c) below, then Shareholder shall be subject to no reduction in the Merger Consideration pursuant to this Section 2.8(a), regardless of the amount of the EBIT of the HDS Business during the Earn Out Period. Notwithstanding the foregoing, if the Adjusted Merger Consideration is greater than Ten Million Four Hundred Thousand and No/100 Dollars ($10,400,000.00), Shareholder shall receive an increase in Merger Consideration which shall be calculated and paid in accordance with this Section 2.8(a)(iii).
     (b) No later than December 15, 2007, TOG shall deliver to Shareholder a statement setting forth in reasonable detail and with supporting schedules and documentation the EBIT of the HDS Business and the information utilized to calculate the aggregate value of the TOG Stock (if applicable). For sixty days (60) days following the delivery of such calculation, subject to customary confidentiality restrictions, access to the financial books and records of TOG shall be given to Shareholder and Shareholder’s representatives. Shareholder can object within sixty (60) days and specify what it believes the EBIT of the HDS Business to be. If Shareholder and TOG do not resolve the dispute within sixty (60) days after Shareholder notifies TOG of its objection, the dispute shall be settled by Rippe & Kingston, or if Rippe & Kingston has been engaged by TOG or any of its affiliates or Shareholder to perform accounting services, then another independent regionally or nationally recognized accounting firm mutually agreeable to TOG and Shareholder (“Arbitrator”). As between Shareholder and TOG, whosever EBIT of the HDS Business is furthest from the EBIT of the HDS Business as determined by the Arbitrator shall pay the Arbitrator’s costs and expenses.
     (c) TOG covenants and agrees that neither it nor its officers, directors, employees, or agents shall unreasonably interfere with Shareholder’s ability to achieve the maximum upward Merger Consideration adjustment in accordance with this Section 2.8. During the Earn Out Period, subject to the following sentence, Shareholder shall have control over the day to day management of the Acquired Companies (including, without limitation, personnel and compensation decisions and what bids/contracts to pursue and on what terms) within the reporting structure of TOG. It is understood and agreed that (i) TOG may have greater input/influence in Shareholder’s management decisions during the Earn Out Period that impact TOG and its Subsidiaries following the Earn Out Period, (ii) that personnel and compensation decisions made by Shareholder with respect to the employees of the Acquired Companies must be generally consistent with TOG’s employment and compensation policies affecting employees of TOG and its US Subsidiaries, and (iii) that all of Shareholder’s management decisions shall be consistent with applicable governmental laws, ordinances, statutes, and regulations. Shareholder shall reasonably promptly notify TOG in writing and in reasonable detail upon Shareholder’s learning of any actions by TOG that Shareholder believes is unreasonably interfering with Shareholder’s ability to achieve the maximum upward Merger Consideration adjustment in accordance with this Section 2.8. TOG shall have a reasonable period to cure such interference if it so chooses; provided, however, that TOG must act sufficiently promptly so as not to impede the ability of the Acquired Companies to pursue any business opportunities available to the Acquired Companies and, in any event, within thirty (30) days. If TOG chooses not to or otherwise fails to timely cure such interference, Shareholder shall be entitled to receive the amounts described in Section 2.8(a)(iv). Additionally, during the Earn Out Period, any subcontracting by the Acquired Companies with any of TOG’s other Subsidiaries shall not be required by TOG to be done on anything other than arms-length terms.
2.9	CLOSING
     The merger transactions (the “Closing”) provided for in this Agreement will take place at the offices of Taft, Stettinius & Hollister, LLP, 425 Walnut Street, Cincinnati, OH 45202 at 10:00 a.m. on November 13, 2006, or at such other time and place as the parties may agree.
2.10	CLOSING OBLIGATIONS
     At the Closing:
     (a) Shareholder will deliver to TOG:
          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to TOG;
          (ii) employment agreement in the form of Exhibit 2.10(a)(ii), executed by James W. Noe (“Employment Agreement”);
          (iii) a joinder agreement to the Shareholders Agreement;
          (iv) Escrow Agreement in the form of Exhibit 2.10(a)(iv), executed by Shareholder (“Escrow Agreement”); and
          (v) such certificates of Shareholder and Acquired Companies as TOG or its counsel may reasonably require.
     (b) TOG will deliver to Shareholder:
          (i) the Merger Consideration;
          (ii) the Employment Agreement;
          (iii) the Escrow Agreement; and

          (iv) such certificates of TOG as Shareholder or his counsel may reasonably require.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
     Shareholder represents and warrants to TOG and Buyer as follows:
3.1	ORGANIZATION AND GOOD STANDING
     Section 3.1 of the Disclosure Schedule contains a complete and accurate list for the Acquired Companies of their names, their jurisdiction of incorporation or formation and other jurisdictions in which they are authorized to do business. HDS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it currently owns or uses. HDS is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Acquired Companies, taken as a whole. CIS, SPC and ISFR are each limited liability companies duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation, with full limited liability company power and authority to conduct their business as they are now being conducted and to own or use the properties and assets that they currently own or use. CIS, SPC and ISFR are each duly qualified to do business as a foreign limited liability company and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, require such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Acquired Companies, taken as a whole.
3.2	AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid and binding obligation of Shareholder and HDS, enforceable against Shareholder and HDS in accordance with its terms. Shareholder and HDS have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and their respective Closing Documents and to perform their obligations under this Agreement and such Closing Documents delivered by Shareholder and Acquired Companies.
     (b) Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of any Acquired Company, (B) any resolution adopted by the board of directors, shareholders, members or managers, as applicable, of any Acquired Company, (C) any legal requirement or any order to which Shareholder or any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject, (D) any governmental authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, or (E) any material Contract to which Shareholder or any Acquired Company is a party or by which Shareholder or any Acquired Company or their assets are bound or affected; or
          (ii) result in the imposition or creation of any Encumbrance upon or with respect to the Shares or any of the assets owned or used by any Acquired Company.
     (c) No license, franchise, permit or other similar authorization held by any Acquired Company will be terminated or impaired as a result of the transactions contemplated by this Agreement.
     Except as set forth in Section 3.2 of the Disclosure Schedule, neither Shareholder nor any Acquired Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
3.3	CAPITALIZATION; ACQUIRED COMPANIES SHARES
     (a) HDS has authorized capital stock consisting of 1,000 shares of common stock with no par value per share, of which 500 shares outstanding and held of record as of the date hereof as set forth in Schedule 3.3 of the Disclosure Schedule, of which no shares are covered by options to purchase and of which no shares are held by HDS as treasury stock. All of the outstanding equity securities of HDS have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of HDS except as described in Section 3.3 of the Disclosure Schedule. None of the outstanding equity securities or other securities of HDS were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material legal requirement.
     (b) The outstanding units or membership interests of CIS and the owners of record thereof as of the date hereof are set forth in Schedule 3.3 of the Disclosure Schedule. There are no outstanding options to purchase any units of membership interests of CIS. All of the outstanding units or membership interests of CIS have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any units, membership interests or other securities of CIS except as described in Section 3.3 of the Disclosure Schedule. None of the units, membership interests or other securities of CIS were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material legal requirement.

     (c) The outstanding units or membership interests of SPC and the owners of record thereof as of the date hereof are set forth in Schedule 3.3 of the Disclosure Schedule. There are no outstanding options to purchase any units of membership interests of SPC. All of the outstanding units or membership interests of SPC have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any units, membership interests or other securities of SPC except as described in Section 3.3 of the Disclosure Schedule. None of the units, membership interests or other securities of SPC were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material legal requirement.
     (e) The outstanding units or membership interests of ISFR and the owners of record thereof as of the date hereof are set forth in Schedule 3.3 of the Disclosure Schedule. There are no outstanding options to purchase any units of membership interests of ISFR. All of the outstanding units or membership interests of ISFR have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any units, membership interests or other securities of ISFR except as described in Section 3.3 of the Disclosure Schedule. None of the units, membership interests or other securities of ISFR were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material legal requirement.
3.4	FINANCIAL STATEMENTS
     (a) For purposes of this Agreement: “HDS Financial Statements” shall mean the unaudited consolidated and consolidating balance sheet of the Acquired Companies dated as of December 31, 2005, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the year then ended, and the unaudited consolidated and consolidating balance sheet of the Acquired Companies dated as of August 31, 2006 (the “Balance Sheet”) and the consolidated and consolidating income statement for the eight (8) months ended that date;
     (b) The HDS Financial Statements (including any notes thereto), which are incorporated herein by reference, (i) have been prepared on a basis consistent with that of preceding accounting periods, (ii) reflect in all material respects the liabilities and contingent liabilities of the Acquired Companies required to be reflected therein on such basis as at the date thereof, and (iii) fairly present the financial position of the Acquired Companies as of the respective dates of the balance sheets included in the HDS Financial Statements and the results of its operations for the respective periods indicated.
     (c) From the date of execution of this Agreement until Closing or termination of this Agreement, Shareholder will provide reasonable access to TOG of all financial records of the Acquired Companies.
3.5	BOOKS AND RECORDS

     Except as disclosed in Section 3.5 of the Disclosure Schedule, the books of account and other records of the Acquired Companies, all of which have been made available to TOG, are complete and correct in all material respects. Except as disclosed in Section 3.5 of the Disclosure Schedule, the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, the members and the managers, as applicable, and the committees of the Boards of Directors and managers, as applicable, of the respective Acquired Companies. At the Closing, all of those books and records will be in the possession of HDS.
3.6	TITLE TO PROPERTIES; ENCUMBRANCES
     Section 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests in real property owned by the Acquired Companies. Shareholder has delivered or made available to TOG true, correct and complete copies of the deeds and other instruments by which each Acquired Company acquired such real property and interests, and true, correct and complete copies of all title insurance policies, environmental audits and surveys in the possession of Shareholder or such Acquired Company and relating to such real property or interests therein. Section 3.6 of the Disclosure Schedule also contains a complete and accurate list of all licensed vehicles owned or leased by each Acquired Company and the fixed assets used in the business of each Acquired Company and carried on its books for tax purposes. Except as set forth on Section 3.6 of the Disclosure Schedule, each Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the HDS Financial Statements. All material properties and assets reflected in the HDS Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) liens for current taxes not yet due, and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.
3.7	CONDITION AND SUFFICIENCY OF ASSETS
     To the Knowledge of Shareholder, the vehicles, equipment and systems owned, leased or otherwise used by the Acquired Companies are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such vehicles, equipment or systems is in need of maintenance, repairs or replacement except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of Shareholder, such vehicles, equipment and systems are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.
3.8	ACCOUNTS RECEIVABLE

     All accounts receivable of the Acquired Companies that are reflected on the HDS Financial Statements or on the accounts receivable ledger of any Acquired Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed by Acquired Companies in the ordinary course of business. The Accounts Receivable are current and are collectible, subject only to consistently recorded reserves for bad debt established as of the Closing Date in a manner consistent with past practice. Section 3.8 of the Disclosure Schedule contains a complete and accurate list of all accounts receivable of each Acquired Company as of September 30, 2006, which list sets forth the aging of such accounts receivable.
3.9	NO UNDISCLOSED LIABILITIES
     Except as set forth in Schedule 3.9 of the Disclosure Schedule, none of the Acquired Companies have any liabilities or obligations of any nature required to be reflected on the Balance Sheet under GAAP except for (a) liabilities or obligations reflected or reserved against in the HDS Financial Statements; (b) current liabilities incurred since August 31, 2006, in the ordinary course of business; and (c) liabilities in an amount not to exceed Twenty Five Thousand Dollars ($25,000).
3.10	TAXES
     Shareholder and the Acquired Companies have properly and timely filed all federal, state and local tax returns and have paid all taxes, assessments and penalties due and payable. All such tax returns were correct in all material respects as filed, and no claims have been assessed with respect to such returns. The provisions made for taxes on the balance sheets of the Acquired Companies included in the HDS Financial Statements are sufficient in all material respects for the payment of all taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Acquired Companies up to and through the date of such HDS Financial Statements. There are no present disputes as to taxes of any nature payable by the Acquired Companies, nor any tax liens whether existing or inchoate on any of the assets of the Acquired Companies, except for current year taxes not presently due and payable. The federal income tax returns of the Acquired Companies have never been audited. No IRS or foreign, state, county or local tax audit is currently in progress. The Acquired Companies has not waived the expiration of the statute of limitations with respect to any tax returns.
3.11	NO MATERIAL ADVERSE CHANGE
     Since August 31, 2006, to the Knowledge of Shareholder, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Acquired Companies, and no event has occurred or circumstance exists that may result in such a material adverse change.
3.12	EMPLOYEE BENEFITS

     (a) Except as set forth in Section 3.12 of the Disclosure Schedule, no Acquired Company or any corporation or business which is now or at the relevant time was a member of a controlled group of companies or trades or businesses including the Acquired Companies, within the meaning of Section 414 of the Code (“Related Company”), maintains, contributes to or has any liability under, or at any time maintained, contributed to or had any liability under, nor do the employees of any Acquired Company or any Related Company receive or expect to receive as a condition of employment (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of any Acquired Company or their beneficiaries are entitled, or current employees of any Acquired Company will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, severance pay, stock, stock purchase or stock option plan, program, agreement, arrangement or policy. All such plans shall be referred to individually as a “Plan” and collectively as “Plans,” and any such plans which are employee pension benefit plans within the meaning of Section 3(2) of ERISA shall be referred to as “Pension Plans” and any such plans which are employee welfare benefit plans within the meaning of Section 3(1) of ERISA shall be referred to as “Welfare Plans.”
     (b) Shareholder has furnished to TOG true, complete and correct copies of (i) the Plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each of the Plans; (ii) the most recent IRS determination letter, if any; (iii) the latest financial statements and annual reports for each of the Plans and related trusts as of the end of the most recent Plan Year with respect to which the filing date for such information has passed, if any; and (iv) all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies, of the trustees or of any committee thereunder.
     (c) Each Plan complies in all material respects with ERISA, the Code and all other applicable laws and administrative or government rules or regulations. All required reports, notices and descriptions with respect to the Plans have been appropriately filed or distributed (including without limitation IRS Form 5500 Annual Reports, summary plan descriptions, summary annual reports and any notice of Plan amendment which is required prior to the effectiveness of such amendments) and all required surety bonds have been properly purchased and maintained. The cost of administering the Plans, including fees for the trustees and other service providers which are customarily paid by the Acquired Companies, have been paid prior to the date hereof. No Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. There are no actions, suits or claims pending or, to the Knowledge of Shareholder, threatened (other than routine claims for benefits) with respect to any Plan. No non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. Each Plan has been operated in all material respects in compliance with its terms. The Acquired Companies have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.

     (d) All Plans that are intended to be qualified under section 401(a) of the Code have (i) received a favorable determination letter as to such qualification from the IRS, (ii) operates as a standardized prototype plan with respect to which none of the circumstances which would require it to obtain favorable determination letter is applicable, or (iii) is operating within the remedial amendment period and may still obtain a favorable determination letter, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.
     (e) With respect to all Pension Plans of Acquired Companies and any qualified employee pension benefit plan of a Related Company (“Related Company Pension Plan”), all contributions for all plan years ending prior to the date hereof that are required to be made have been made. Contributions with respect to all current plan years have been made or accrued prior to the date hereof by the Acquired Companies in accordance with the terms of the Plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the financial statements. All of the Welfare Plans are fully insured. None of the Plans is a “top-heavy” plan, as defined in Section 416 of the Code. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material adverse effect on the cost of operating or maintaining such Plans.
     (f) No employee of any Acquired Company currently participates in any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(2) of ERISA or Section 414(f) of the Code) on account of such person’s employment with an Acquired Company, and no person may reasonably expect to participate in such a plan on account of such person’s employment with an Acquired Company, nor does an Acquired Company or any Related Company have any obligation to contribute to or liability, potential liability or contingent liability (including without limitation liability for past-due contributions) with respect to any multiemployer plan on behalf of any current or former employee. No Acquired Company nor any Related Company has incurred any current or potential withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 thereof), as a result of a complete or partial withdrawal (or potential partial withdrawal) from any multiemployer plan.

3.13	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS
     (a) Except as set forth in Section 3.13 of the Disclosure Schedule and except where any such failure would not result in a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Acquired Companies, taken as a whole, each Acquired Company is in material compliance with all laws, regulations, orders, ordinances, judgments and decrees affecting the business or operations of the Acquired Companies, including, without limitation, federal, state and local: (i) Environmental Laws; (ii) Occupational Safety and Health Laws; and (iii) securities laws, rules and regulations. No Acquired Company has been charged with violating, or to the Knowledge of Shareholder, threatened with a charge of violating, or, to the Knowledge of Shareholder, is any Acquired Company under investigation with respect to a possible violation of, any provision of any federal, state or local law, order or administrative ruling or regulation relating to any of their assets or properties or any aspect of their business.
     (b) Section 3.13 of the Disclosure Schedule contains a complete and accurate list of each governmental authorization, license or permit that is held by each Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, each Acquired Company. Each governmental authorization listed or required to be listed in Section 3.13 of the Disclosure Schedule is valid and in full force and effect.
     (c) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated by this Agreement by Shareholder requires no action by or in respect of, or filing with, any governmental body, agency or official.
3.14	LEGAL PROCEEDINGS
     (a) Except as set forth in Section 3.14 of the Disclosure Schedule there is no pending claim, action, investigation, arbitration, litigation or other proceeding (“Proceeding”):
          (i) that has been commenced by or against any Acquired Company; or
          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Shareholder or any of the Acquired Companies entering into any of the transactions contemplated hereby.
     (b) To the Knowledge of Shareholder, (i) no such Proceeding has been threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Shareholder has made available to TOG copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.14 of the Disclosure Schedule.
3.15	ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Section 3.15 of the Disclosure Schedule, since September 1, 2006, the Acquired Companies have conducted their businesses only in the ordinary course of business and there has not been any:
     (a) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of HDS (other than dividends to the extent necessary and used by Shareholder solely to pay Shareholder’s taxes as a result of HDS’ subchapter S status relating to the periods prior to Closing);
     (b) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
     (c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;
     (d) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Acquired Companies, taken as a whole;
     (e) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least Twenty Five Thousand Dollars ($25,000);
     (f) any agreement or arrangement made between or among any Acquired Company and Shareholder;
     (g) sale, lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company;
     (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of Twenty Five Thousand Dollars ($25,000);
     (i) material change in the accounting methods used by any Acquired Company; or
     (i) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
3.16	CONTRACTS; NO DEFAULTS
     (a) Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list in all material respects, and Shareholder has delivered to TOG true, complete and correct copies, of:

          (i) each Contract that involves performance of services or delivery of goods or materials by any Acquired Company of an amount or value in excess of Twenty Five Thousand Dollars ($25,000);
          (ii) each Contract that involves performance of services or delivery of goods or materials to any Acquired Company of an amount or value in excess of Twenty Five Thousand Dollars ($25,000);
          (iii) each lease, license, and other Contract affecting any leasehold or other interest in, any real or personal property that involves the payment by or to any Acquired Company in excess of Twenty Five Thousand Dollars ($25,000);
          (iv) each licensing agreement or other Contract of any Acquired Company with respect to Patents, Trademarks, Copyrights, trade secrets or other Intellectual Property Asset (excluding all basic ordinary course business software), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Asset;
          (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees and any Acquired Company and each employment Contract with an employee of any Acquired Company;
          (vi) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
          (vii) each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or Shareholder or limit the freedom of any Acquired Company or Shareholder to engage in any line of business or to compete with any Person;
          (viii) any plan or commitment or arrangement of any Acquired Company, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or the like;
          (ix) indebtedness for borrowed money by any Acquired Company;
          (x) each power of attorney that is currently effective and outstanding with any Acquired Company;
          (xi) each Contract for capital expenditures in excess of Twenty Five Thousand Dollars ($25,000) with any Acquired Company;
          (xii) each Contract whereby any individual purports to release or hold harmless any Acquired Company from any claims; and

          (xiii) any other Contract or commitment not made in the ordinary course of business which calls for the expenditure by any Acquired Company in any twelve (12) month period of at least Twenty Five Thousand Dollars ($25,000).
     (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, Shareholder has not or may not acquire any rights under, and neither Shareholder nor an affiliate of Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
     (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, to the Knowledge of Shareholder, each Contract identified or required to be identified in Section 3.16(a) of the Disclosure Schedule is in full force and effect.
     (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule:
          (i) To the Knowledge of Shareholder, each Acquired Company is in material compliance with each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by any Acquired Company is or was bound;
          (ii) to the Knowledge of Shareholder, each other person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is in material compliance with such Contract; and
          (iii) no event has occurred or, to the Knowledge of Shareholder, circumstance exists that (with or without notice or lapse of time) may result in an event of default under any Contract.
3.17	INSURANCE
     Section 3.17 of the Disclosure Schedule sets forth the premium payments and describes all the insurance policies of the Acquired Companies, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on such Schedule. There has been no default in the payment of premiums on any of such policies, and, to the Knowledge of Shareholder, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure the Acquired Companies in amounts and against losses and risks, in the reasonable opinion of Shareholder, normal and sufficient for businesses similar to that of the Acquired Companies, and, to the Knowledge of Shareholder, such policies shall continue in full force and effect up to the expiration dates shown in Section 3.17 of the Disclosure Schedule. True, complete and correct copies of all insurance policies listed in Section 3.17 have been previously furnished to TOG.
3.18	ENVIRONMENTAL MATTERS
     Except as set forth in part 3.18 of the Disclosure Schedule:

     (a) Each Acquired Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law except where any such violation would not result in a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Acquired Companies, taken as a whole (“Material Compliance”). To the Knowledge of Shareholder, neither Shareholder nor the Acquired Companies have received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Acquired Companies Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Acquired Companies Facilities or any other properties or assets in which Shareholder or the Acquired Companies have had an interest, or with respect to any property or Acquired Companies Facility at or to which Hazardous Materials were generated, manufactured, transferred, used, or processed by Shareholder, each Acquired Company, or any other Person for whose conduct they are or may be held responsible.
     (b) To the Knowledge of Shareholder, there are no pending or threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to any of the Acquired Companies Facilities or any other properties and assets in which the Acquired Companies have or have had an interest.
     (c) To the Knowledge of Shareholder, neither Shareholder nor the Acquired Companies have any reasonable basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any inquiry, notice, order, or other communication that relates to any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Acquired Companies Facilities or any other properties or assets in which Shareholder or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, transferred, used, or processed by Shareholder, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, or handled.
     (d) To the Knowledge of Shareholder neither Shareholder nor any Acquired Company has any material Environmental, Health and Safety Liabilities with respect to the Acquired Companies Facilities or with respect to any other properties and assets in which Shareholder or any Acquired Company (or any predecessor), has or had an interest, or at any property adjoining the Acquired Companies Facilities or any such other property or assets.
     (e) To the Knowledge of Shareholder, Hazardous Materials, if any, present on or in the Environment at the Acquired Companies Facilities are in Material Compliance with applicable Environmental Law. To the Knowledge of Shareholder neither Shareholder, the Acquired Companies, nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Shareholder any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Acquired Companies Facilities or any other properties or assets in which Shareholder or any Acquired Company has or had an interest except in Material Compliance with all applicable Environmental Laws.
     (f) To the Knowledge of Shareholder, there has been no release or threat of release, of any Hazardous Materials except in Material Compliance with Environmental Laws at or from the Acquired Companies Facilities or at any other locations where any Hazardous Materials were generated, manufactured, transferred, produced, used, or processed from or by the Acquired Companies Facilities, or from or by any other properties and assets in which Shareholder or any Acquired Company has or had an interest, or to the Knowledge of Shareholder any adjoining property, whether by Shareholder, any Acquired Company or any other Person.
     (g) Except for attorney-client or work product privileged documents, Shareholder has delivered to TOG true, complete and correct copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Shareholder or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Acquired Companies Facilities, or concerning compliance by Shareholder, the Acquired Companies or any other Person for whose conduct Shareholder or Acquired Companies are or may be held responsible, with Environmental Laws.
3.19	EMPLOYEES
     (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of each Acquired Company: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Acquired Company’s pension or other employee benefit plan of any nature.
     (b) To the Knowledge of Shareholder, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his/her duties as an employee, officer or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business. To the Knowledge of Shareholder, no director, officer or other key employee of any Acquired Company or subcontractor engaged by any Acquired Company intends to terminate his/her employment or subcontractor relationship with the Acquired Company.
3.20	LABOR RELATIONS
     No Acquired Company has been and is now a party to any collective bargaining or other labor Contract other than agreements with individual employees, agents, consultants and/or managers disclosed on Section 3.16 of the Disclosure Schedule. There has not been, there is not presently pending or existing, and to the Knowledge of Shareholder there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against any Acquired Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, organizational activity, or (c) any other labor or employment dispute against any Acquired Company or their premises.

3.21	INTELLECTUAL PROPERTY
     (a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by each Acquired Company, of all Contracts relating to the Intellectual Property Assets to which each Acquired Company is a party or by which an Acquired Company is bound.
     (b) The Intellectual Property Assets, including the Marks, Copyrights, and Patents listed on Sections 3.21(c), (d), and (e), respectively, of the Disclosure Schedule are all those necessary for the operation of the Acquired Companies’ businesses as currently conducted. Except as set forth on Section 3.21(b) of the Disclosure Schedule, each Acquired Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets listed on Section 3.21(c), (d), and (e) of the Disclosure Schedule to which it licenses to any third party, free and clear of all Encumbrances and has the right to use without payment to a third party all of the Intellectual Property Assets used by the Acquired Companies and not listed on Section 3.21(c), (d), and (e) of the Disclosure Schedule.
     (c) Section 3.21(c) of Disclosure Schedule contains a complete and accurate list of all Marks of the Acquired Companies. Each Acquired Company is the owner of all right, title, and interest in and to each of the Marks set forth on Section 3.21(c) free and clear of all Encumbrances. All Marks set forth on Section 3.21(c) that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements and are valid and enforceable. To the Knowledge of Shareholder, none of the Marks set forth on Section 3.21 (c) is infringed or has been challenged or threatened in any way. To the Knowledge of Shareholder, none of the Marks used by an Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
     (d) Section 3.21(d) of the Disclosure Schedule contains a complete and accurate list of all Copyrights of the Acquired Companies. Each Acquired Company is the owner of all right, title, and interest in and to each of its Copyrights free and clear of all Encumbrances. All of its Copyrights are valid and enforceable. To the Knowledge of Shareholder, no Copyright is infringed or has been challenged or threatened in any way. To the Knowledge of Shareholder, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.
     (e) Section 3.21(e) of the Disclosure Schedule contains a complete and accurate list of all Patents of the Acquired Companies. Each Acquired Company is the owner of all right, title, and interest in and to each of its Patents free and clear of all Encumbrances. To the Knowledge of Shareholder, no Patent is infringed or has been challenged or threatened in any way. To the Knowledge of Shareholder, none of the subject matter of any of the Patents infringes or is alleged to infringe any patent of any third party.
     (f) Each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. To the Knowledge of Shareholder, each Acquired

Company has good title and an absolute right to use its Trade Secrets. To the Knowledge of Shareholder, each Acquired Company’s Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than any Acquired Company) or to the detriment of any Acquired Company. To the Knowledge of Shareholder, none of the Acquired Companies’ Trade Secrets are subject to any adverse claim.
     (g) Each Acquired Company is in compliance with all licenses for basic ordinary course business software used by the Acquired Companies except where such non-compliance would not have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Acquired Companies, taken as a whole.
3.22	CERTAIN PAYMENTS
     Neither the Acquired Companies nor, to the Knowledge of Shareholder, any director, officer, manager, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of and Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of any Acquired Company, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Acquired Company.
3.23	RELATIONSHIPS WITH RELATED PERSONS
     Except as set forth in Section 3.23 of the Disclosure Schedule, neither Shareholder nor any officer, director, manager or employee of any Acquired Company nor any spouse or child of any of them (“Related Person”) has any interest in any property used in or pertaining to any Acquired Company’s businesses. Neither Shareholder nor any Related Person has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings with any Acquired Company or (ii) engaged in competition with any Acquired Company. Except as set forth in Section 3.23 of the Disclosure Schedule, neither Shareholder nor any Related Person is a party to any Contract with, or has any claim or right against, any Acquired Company.
3.24	BROKERS OR FINDERS
     Except as set forth on Section 3.24 of the Disclosure Schedule, neither Shareholder nor any Acquired Company have incurred an obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
3.25	DEPOSIT ACCOUNTS

     Section 3.25 of the Disclosure Schedule contains a complete and accurate list of (a) the name of each financial institution in which each Acquired Company has an account or safe deposit box, (b) the names in which each such account or box is held, (c) the type of such account, and (d) the name of each person authorized to draw on or have access to each such account or box.
3.26	CUSTOMER RELATIONSHIPS
     To the Knowledge of Shareholder, there are no facts or circumstances that are likely to result in the loss of any customer of any Acquired Company or a material change in the relationship of the Acquired Company with such a customer.
3.27	DISCLOSURE
     (a) No representation or warranty of Shareholder in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) To the Knowledge of Shareholder, there is no fact that has specific application to Shareholder or the Acquired Companies (other than general economic or industry conditions) and that materially adversely affects or, as far as Shareholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of any Acquired Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.
3.28	SECURITIES LAWS
     (a) Shareholder acknowledges that the TOG Stock has not been registered under the Securities Act or under the securities law of any state and that the issuance of the TOG Stock in connection with the Merger Consideration is being made in reliance upon and in compliance with an exemption from registration provided by the Securities Act.
     (b) The shares of the TOG Stock are being issued for Shareholder’s own account and for investment and not with a view to or for resale in connection with any distribution or public offering of the TOG Stock within the meaning of the Securities Act and Shareholder has no agreement, understanding or arrangement to sell, assign or transfer any portion of the TOG Stock to any other person or entity.
     (c) Shareholder or his advisors have such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of the purchase of the TOG Stock.
     (d) Shareholder has had an opportunity to ask questions of and receive answers from all persons related to TOG concerning TOG and the TOG Stock.

     (e) Neither TOG nor any person acting on its behalf has offered or sold the TOG Stock to Shareholder by, or used in connection with such offer or sale, any form of general solicitation or general advertising, including without limitation, any hand bills or any advertisement, article, notice or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
     (f) To the Knowledge of Shareholder, no commission, discount, or remuneration (excluding any legal, accounting, and printing fees) has been paid or given directly or indirectly in connection with the offer or sale of the TOG Stock or for soliciting Shareholder to accept the TOG Stock.
     (g) Shareholder will not offer, sell, transfer, assign, exchange or otherwise dispose of any of the TOG Stock at any time unless the shares of the TOG Stock are (i) registered under the Securities Act or (ii) offered, sold or otherwise disposed of in compliance with an exemption from the registration requirements of the Securities Act and any applicable state “blue sky” securities law (as evidenced by an opinion of counsel reasonably satisfactory to TOG that such an exemption is available to Shareholder).
     (h) Shareholder understands and agrees that the certificates for the TOG Stock will bear a restrictive legend stating that transfer of the TOG Stock is prohibited except in accordance with the provisions of this Agreement and the Shareholders Agreement and that TOG is entitled to refuse to register any transfer of the TOG Stock not made in accordance with the provisions of this Agreement and the Shareholders Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOG
     TOG represents and warrants to Shareholder as follows:
4.1	CORPORATE EXISTENCE.
     Each of TOG and Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. Each of TOG and Buyer has all requisite power and authority to conduct its business and to own its properties as now conducted and owned and as proposed to be conducted and owned. Schedule 4.1-1 attached hereto sets forth a true, complete and correct copy of TOG’s Third Amended and Restated Articles of Incorporation and the current Articles of Incorporation of Buyer. Schedule 4.1-2 attached hereto sets forth a true, complete and correct copy of each of TOG’s and Buyer’s Code of Regulations. TOG is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its properties and business requires such qualification and in which the failure to be so qualified would materially adversely affect the business, assets, liabilities, or financial or other condition of TOG and its Subsidiaries, taken as a whole.
4.2	SUBSIDIARIES.

     Section 4.2 of the Disclosure Schedule sets forth a list of all Subsidiaries of TOG. Each Subsidiary is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction of incorporation as stated on the said Section 4.2 of the Disclosure Schedule; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, as now being conducted, and is duly qualified and in good standing (or the local law equivalent) as a foreign corporation in all jurisdictions in which it is required to be so qualified, except where the failure to be so qualified and in good standing would materially adversely affect the business assets, liabilities, prospects or financial or other condition of TOG and its Subsidiaries, taken as a whole. Each Subsidiary is wholly owned by TOG and no person other than TOG has any “phantom equity,” options to acquire any equity interest or similar rights or interests in any of the Subsidiaries.
4.3	POWER AND AUTHORITY.
     Each of TOG and Buyer has all requisite power and authority, and has taken all required corporate and other action necessary (including shareholder approval) to permit it, to own and hold properties to carry on its business, to execute and deliver this Agreement and the other documents and instruments required to be executed and delivered hereunder, to consummate the Merger, to issue the promissory note and the TOG Stock as herein provided, and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required to be executed, delivered or performed by TOG or Buyer by this Agreement. None of such actions will violate any provision of TOG’s Third Amended and Restated Articles of Incorporation or Code of Regulations or Buyer’s Articles of Incorporation or Code of Regulations or result in the breach of or constitute a default under any agreement or instrument to which TOG or Buyer is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any asset of Buyer, TOG or TOG’s Subsidiaries. This Agreement has been duly executed and delivered by each of TOG and Buyer and (assuming the due authorization, execution and delivery hereof by the HDS and Shareholder) constitutes the valid and binding obligation of each of TOG and Buyer, enforceable against each of TOG and Buyer in accordance with its terms. No event has occurred and no condition exists that would constitute a violation of this Agreement. The issuance of the TOG Stock hereunder does not give any person rights to terminate any material agreements with TOG or otherwise to exercise material rights against TOG.
4.4	OWNERSHIP AND STATUS OF CAPITAL STOCK.
     Section 4.4 of the Disclosure Schedule is a capitalization table that sets forth the capital stock that TOG is authorized to issue, has issued, is obligated to issue under Section 2.8 hereof hereof, has outstanding, has reserved for issuance upon conversion of the Class A Preferred and Class B Preferred into TOG’s common stock and has reserved for issuance upon the exercise of outstanding options or warrants. All outstanding shares of TOG common stock, Class A Preferred and Class B Preferred are, and when issued pursuant to Section 2.8 hereof, the shares of TOG Stock shall be, duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of capital stock of TOG have been, and when issued pursuant to Section 2.8 hereof, the shares of TOG Stock shall have been, issued in full compliance with applicable laws. No shares of TOG’s common stock, Class A Preferred or Class B Preferred are held in TOG’s treasury. TOG’s common stock, Class A Preferred and Class B Preferred are not and will not be entitled to cumulative voting rights, preemptive rights, anti-dilution rights and so-called registration rights under the Securities Act, except as otherwise provided in this Agreement, the Investment and Recapitalization Agreement, dated July 14, 2006 relating to TOG’s most current equity round (“Investment Agreement”), the Shareholders Agreement and TOG’s Third Amended and Restated Articles of Incorporation. TOG’s common stock, Class A Preferred and Class B Preferred have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in this Agreement, the Investment Agreement, the Shareholders Agreement and TOG’s Third Amended and Restated Articles of Incorporation.
     Except as set forth on Section 4.4 of the Disclosure Schedule, there are: (x) no outstanding options, offers, warrants, conversion rights, contracts, or other rights to subscribe for or to purchase from TOG, or contracts obligating TOG to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), TOG’s common stock, Class A Preferred and Class B Preferred or other capital stock of TOG (whether debt, equity or a combination thereof) or securities convertible into or exchangeable for TOG’s common stock, Class A Preferred and Class B Preferred or other capital stock or “phantom” stock or similar interests; and (y) no contracts or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require TOG to repurchase any shares of its common stock. TOG has no obligation to register any of its presently outstanding securities or any of its securities which may thereafter be issued under the Securities Act.
4.5	FINANCIAL CONDITION.
     For purposes of this Section 4.5 “TOG Financial Statements” shall mean: (x) the audited financial statements of the TOG dated as of December 31, 2005 (including all schedules and notes thereto), consisting of the audited consolidated balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the period then ended; and (y) the unaudited financial statements of TOG dated as of August 31, 2006, consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the eight (8) month period then ended. All interim financial statements shall exclude footnotes. TOG has furnished to Shareholder the TOG Financial Statements, which, together with the schedules and notes thereto, are complete and correct, have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition of TOG as of the dates specified (except that the interim financial statements do not include footnotes). The TOG Financial Statements are in accordance with the books and records of TOG (including its predecessor) as of the dates and for the periods indicated, present fairly in all material respects the financial position, results of operations, shareholders’ equity and changes in financial position of TOG (including its predecessor) as of the respective dates and for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis (except as described in such statements, notes thereto and schedules) (except that the interim financial statements do not include footnotes). The TOG Financial Statements fully reflect in all material respects all liabilities and contingent liabilities of TOG required to be reflected therein in accordance with GAAP as of the date thereof.
4.5.1	ABSENCE OF UNDISCLOSED LIABILITIES.

     TOG and its Subsidiaries have no material liabilities or obligations, matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the balance sheet of TOG as of the date hereof attached hereto as Exhibit 4.5.1, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5), whether or not required by GAAP to be shown on the balance sheets, except: (i) obligations to perform under commitments incurred in the ordinary course of business after the date hereof; (ii) liabilities disclosed in the TOG Financial Statements; (iii) other liabilities as set forth in Schedule 4.5.1 of the Disclosure Schedule; and (iv) otherwise, in an amount not to exceed Twenty Five Thousand Dollars ($25,000).
4.5.2	TAXES.
     TOG (including its predecessor) has accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of Ohio, other states or governmental subdivisions, and all foreign countries and has paid, or made adequate provision in the Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the Knowledge of TOG, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports. To the Knowledge of TOG: (a) there are no other federal, Ohio or other state, county, municipal or foreign taxes that are due and payable by TOG that have not been so paid; (b) there are no other federal, state, county, municipal or foreign tax returns or reports that are required to be filed which have not been so filed; and (c) there are no unpaid assessment for additional taxes for any fiscal period or any basis thereof. TOG’s (including the predecessor’s) federal or state income tax returns have never been audited and no claims have been asserted with respect to such returns. Proper and accurate amounts have been withheld by TOG from its employees and the employees of its Subsidiaries for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law. Proper and accurate, in all material respects, federal and state returns have been filed by TOG for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and all amounts due and payable with respect thereto have been paid in full or provision therefor included on the books of TOG in accordance with and to the extent required by GAAP.
4.6	ABSENCE OF CERTAIN CHANGES.
     Except as set forth in Section 4.6 of the Disclosure Schedule, since December 31, 2005, TOG and its subsidiaries have conducted their business in the ordinary course of business and there has not been: (a) any material adverse change in the business, assets, liabilities, condition or prospects of TOG (including its predecessor) and its Subsidiaries from that shown by the Financial Statements as of December 31, 2005; (b) any damage, destruction or loss of any of the properties or assets of TOG or any of its Subsidiaries (whether or not covered by insurance) materially adversely affecting the business, assets, liabilities, prospects or financial or other condition of TOG and its Subsidiaries, taken as a whole; (c) any dividend or other distribution in respect of any of TOG’s capital stock (including the capital stock of its predecessor) paid, declared or set aside or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by TOG; (d) any labor dispute, or any other event, development, or condition, of any character, or threat of the same, materially adversely affecting the business or prospects of TOG and its Subsidiaries, taken as a whole; (e) any material asset or property of TOG or any of its Subsidiaries made subject to a lien of any kind; any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by TOG or any of its Subsidiaries, other than current liabilities or obligations incurred in the ordinary course of business; (f) any waiver of any valuable right of TOG or any of its Subsidiaries, or the cancellation of any material debt or claim held by TOG or any of its Subsidiaries; (g) any issuance of any capital stock or other securities (including options, warrants or rights) of TOG or of any of its Subsidiaries or any agreements or commitments respecting the same; (h) any sale, license, assignment or other transfer of any material tangible or intangible assets of TOG or any of its Subsidiaries except in the ordinary course of business consistent with past practice; (i) any loan by TOG to any officer, director, employee or shareholder of TOG or any agreement or commitment therefor, other than de minimus travel advances; (j) any increase, direct or indirect, in the compensation paid or payable to any officer or director of TOG or any of its Subsidiaries not in the ordinary course of business consistent with past practice; (k) any wage or salary increase or increase in benefits applicable to any employee group or classification of employees generally (other than in the ordinary course of business consistent with past practice and in connection with the general salary plan of TOG); (l) any cancellation or compromise by TOG or any of its Subsidiaries of any debt or claim, except in the ordinary course of business and consistent with past practice; (m) any waiver or release by TOG or any of its Subsidiaries of any rights of material value; (n) any transfer or grant by TOG or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks or copyrights or with respect to any know-how not in the ordinary course of business consistent with past practice; (o) any material transaction, contract or commitment by TOG or any of its Subsidiaries and except this Agreement and the transactions contemplated hereby; (p) except for full performance any termination or receipt of notice of termination of any such material transaction, contract or commitment or any agreement by TOG or any of its Subsidiaries to do the same; or (q) any change by TOG in accounting methods or practices.
4.7	LITIGATION.
     There are no suits, proceedings (including arbitration proceedings) or investigations (including any audit proceedings by any governmental agency with jurisdiction over governmental procurements or contracts) pending or, to the Knowledge of TOG, threatened against or affecting TOG or any of its Subsidiaries or any shareholder, director or officer of TOG or any of its Subsidiaries (nor, to the Knowledge of TOG is there any basis therefor) that could have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of TOG and its Subsidiaries, taken as a whole, or the ability of any shareholder, director or officer to participate in the affairs of TOG or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with TOG or its Subsidiaries entering into any of the transactions contemplated by this Agreement. The foregoing includes, without limiting its generality, actions pending or, to the Knowledge of TOG, threatened (or any basis therefor known to TOG) involving the prior employment of any employees or currently contemplated prospective employees of TOG or any of its Subsidiaries or their use, in connection with the business of TOG or any of its Subsidiaries, of any information or techniques which might be alleged to be proprietary to their former employer(s).

4.7.1	CONFLICT OF INTERESTS.
     Neither TOG nor, to the Knowledge of TOG, any of its Subsidiaries nor, to the Knowledge of TOG, any officer, employee, agent or any other person acting on behalf of TOG or any of its Subsidiaries has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in of a position to help or hinder the business of TOG or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) that: (a) might subject TOG or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, might have had a material adverse effect on the assets, business, operations or prospects of TOG or any of its Subsidiaries; or (c) if not continued in the future, might materially adversely affect the business, assets, liabilities operations or prospects of TOG or any of its Subsidiaries.
4.7.2	OTHER RELATIONSHIPS.
     Except as set forth in Section 4.7.2 of the Disclosure Schedule, to the Knowledge of TOG, the shareholders, directors and officers of TOG have no interest (other than as non-controlling holders of securities of a publicly traded company), either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, limited liability company, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, member, manager, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently: (i) engages in any activity which is the same, similar to or competitive with any activity or business in which TOG or any of its Subsidiaries is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with TOG or any of its Subsidiaries; or (iii) has any direct or indirect interest in any asset or property used by TOG or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of TOG or any of its Subsidiaries, nor is any of the foregoing true of any such shareholder, officer, director or their Affiliates, individually. Except as set forth in Section 4.7.2 of the Disclosure Schedule, no current or former shareholder, director, officer or employee of TOG or any of its Subsidiaries nor any Affiliate of any such person, is at present, or since the inception of TOG’s predecessor has been, directly or indirectly through his or her affiliation with any other person or entity, a party to any transaction (other than as an employee or consultant) with TOG or any of its Subsidiaries providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.
4.8	LICENSES; COMPLIANCE WITH LAWS, OTHER AGREEMENTS, ETC.
     TOG and each of its Subsidiaries possess all franchises, permits, licenses and other rights that are necessary for the conduct of its business, all such franchises, permits, licenses and other rights are in good standing and in full force and effect, and, to the Knowledge of TOG, there is no basis for the denial or non-renewal in the future of such rights, franchises, permits, licenses and other rights. TOG and each of its Subsidiaries are in full compliance with all such franchises, permits, licenses and other rights. Neither TOG nor any of its Subsidiaries is in violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or of any law, order, or regulation of any governmental authority, and neither this Agreement nor the transactions contemplated hereby will result in any such violation.
4.8.1	INTELLECTUAL PROPERTY RIGHTS AND GOVERNMENT APPROVALS.
     Included in Section 4.8.1 of the Disclosure Schedule is a true and complete list of all patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities) and rights or licenses to use the same, and any and all applications therefor, presently owned or held by TOG or any of its Subsidiaries other than basic ordinary course business software (collectively, the “TOG Intellectual Property”). The TOG Intellectual Property, as well as all trade secrets and similar proprietary information owned by TOG or any of its Subsidiaries are all that are required to enable TOG or any of its Subsidiaries to conduct its business as now conducted, and TOG and each of its Subsidiaries either now own, have the right to use, possess or reasonably believe that they will be able to obtain possession of or develop, and (with respect to its trade secrets and similar proprietary information) have provided adequate safeguards and security for the protection of, all such rights which it will require to conduct their business as proposed to be conducted. Neither TOG nor any of its Subsidiaries nor any executives of TOG has received any formal or informal notice of infringement or other complaint that TOG’s or any Subsidiary’s operations or use of TOG Intellectual Property traverse or infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, nor do TOG or any of its Subsidiaries or any of TOG’s executives have any reason to believe that there has been any such infringement. To the Knowledge of TOG, no person affiliated with TOG or any of its Subsidiaries has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, and no person affiliated with TOG or any of its Subsidiaries has violated any confidential relationship that such person may have had with any third party. To the Knowledge of TOG, TOG and each of its Subsidiaries has and will have full right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all of its other present or presently contemplated products and all rights to any processes, systems and techniques developed by any employee or consultant of TOG or any of its Subsidiaries have been and will be duly and validly assigned to TOG or the applicable Subsidiary. To the Knowledge of TOG, no royalties, honorariums or fees are or will be payable by TOG or any of its Subsidiaries to other persons by reason of the ownership or use by TOG or any of its Subsidiaries of the TOG Intellectual Property or such processes, systems and techniques.

4.8.2	GOVERNMENT APPROVALS.
     Except as set forth in Section 4.8.2 of the Disclosure Schedule, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person, is required in connection with the execution, delivery or performance by TOG of this Agreement or the business of TOG in order to consummate the transactions contemplated in this Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the Knowledge of TOG, threatened attack by appeal or direct proceeding or otherwise. TOG and each of its Subsidiaries has all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its business as currently conducted.
4.9	CERTAIN MATERIAL TRANSACTIONS.
     Except as set forth in Section 4.9 of the Disclosure Schedule: (i) TOG and its Subsidiaries are not a party to any deferred compensation agreements; (ii) TOG and its Subsidiaries do not have any Employee Benefit Plans or other pension, retirement or similar plans or obligations, whether funded or unfunded, of a legally binding nature or in the nature of informal understandings; and (iii) there are no existing material arrangements or proposed material transactions between TOG or any of its Subsidiaries and any officer or director or holder of more than ten percent (10%) of the capital stock of TOG. TOG and its Subsidiaries are not a party to any collective bargaining agreement and, to the Knowledge of TOG, no organizational efforts are currently being made with respect to any of such employees. To the Knowledge of TOG, none of the executives of TOG or its Subsidiaries or any other key employees of TOG or any of its Subsidiaries have any plans to terminate their respective relationships with TOG. To the Knowledge of TOG, no employee or director of TOG or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his/her duties as an employee, officer or director of TOG or its Subsidiaries, or (ii) the ability of TOG and its Subsidiaries to conduct their business.
ARTICLE V
COVENANTS OF SHAREHOLDER
5.1	RESTRICTIVE COVENANT OF SHAREHOLDER
     (a) Shareholder acknowledges that TOG would not consummate the transactions contemplated by this Agreement without the assurance that Shareholder will not engage in the activities prohibited by this Section 5.1 as and for the period set forth below. In order to induce TOG to consummate the transactions contemplated by this Agreement, Shareholder agrees to restrict his actions and activities throughout United States and Canada (the “Territory”) as provided in this Section 5.1. Shareholder acknowledges and agrees that the restrictions in this Section 5.1 are reasonable in light of the benefits of the transactions contemplated by this Agreement to Shareholder.
     (b) Shareholder hereby covenants and agrees that from the Closing Date through October 31, 2011, he will not in the Territory, directly or indirectly, engage in any business competitive to any Acquired Company, or any current business of TOG or any of TOG’s current affiliates. Notwithstanding any provision of this Section 5.1(b), it shall not be a violation of this Section 5.1(b) for Shareholder to own five percent (5%) or less of a public company competitive to any Acquired Company, TOG or any of TOG’s affiliates, PROVIDED THAT, Shareholder does not exert or have the power to exert any management or other control over such public company.
     (c) Shareholder hereby covenants and agrees that from the Closing Date through October 31, 2011, he will not induce or attempt to induce, in any manner, directly or indirectly, any employee, agent, representative, customer or any other person or concern dealing with or in any way associated with TOG or any of its affiliates to terminate or to modify, in any other fashion to the detriment of TOG or any of its affiliates, such association with TOG or any of its affiliates, or hire any employee of TOG or its Subsidiaries who was employed by TOG or its Subsidiaries, as the case may be, within six (6) months of a termination of Shareholder’s employment with TOG or any of its Subsidiaries. If Shareholder’s obligations under Section 5.1(b) terminate and this Section 5.1(c) remains in effect, nothing contained in this Section 5.1(c) shall prevent Shareholder from bidding on RFPs and other projects, contracts or proposals, including, but not limited to, RFPs, projects, contracts, and proposals put out for bid by any actual or potential clients of TOG or any of its affiliates.
     (d) The parties hereto agree that the agreements of Shareholder contained in this Section 5.1 relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by Shareholder will cause TOG to suffer and incur irreparable injury, that the remedy at law for any breach of the agreements contained in this Section 5.1 will be inadequate and that TOG, in addition to any other relief available to it, shall be entitled to seek temporary restraining orders and preliminary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or of providing bond so as to prevent a breach of any of the agreements contained in this Section 5.1 and to secure the enforcement thereof.
     (e) Notwithstanding the foregoing, in the event that Shareholder is terminated without Cause (as defined in the Employment Agreement) prior to an IPO of TOG or in the event that the term of the Employment Agreement expires and is not renewed which results in Shareholder’s termination prior to an IPO of TOG, the restrictions set forth in Section 5.1(b) shall terminate immediately and the provisions of Section 5.1(c) shall stay in place for a period of twelve (12) months from the date of such termination or expiration; provided, however, that during such twelve-month period, TOG or Buyer shall continue to pay Shareholder any applicable sums due in accordance with the terms of the Employment Agreement. Alternatively, TOG or Buyer may elect to keep the restrictions set forth in Sections 5.1(b) and (c) in effect through October 31, 2011 by continuing to pay Shareholder in accordance with the terms of the Employment Agreement during such period.

     (f) In the event that, prior to an IPO of TOG, Shareholder terminates the Employment Agreement as a result of a TOG Cause (as defined in the Employment Agreement), then this Section 5.1 shall be void and of no further force and effect.
5.2	CONSENTS AND APPROVALS
     Shareholder shall use his best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.
5.3	BEST EFFORTS TO SATISFY CONDITIONS
     Shareholder shall use his best efforts to cooperate with TOG for purposes of satisfying the conditions set forth in Articles 7 and 8 that are within the control of Shareholder or the Acquired Companies.
5.4	NOTIFICATION OF CERTAIN MATTERS
     Shareholder shall promptly notify TOG of (i) the occurrence or non-occurrence of any fact or event to the Knowledge of Shareholder which would be reasonably likely to cause any covenant, condition or agreement of Shareholder in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Shareholder, or the right of TOG to rely thereon, or the conditions to the obligations of TOG. Shareholder shall give prompt notice to TOG of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS OF TOG
     TOG hereby covenants and agrees as follows:
6.1	BEST EFFORTS TO SATISFY CONDITIONS
     TOG agrees to use its best efforts to satisfy the conditions set forth in Articles 7 and 8 that are within its control.
6.2	NOTIFICATION OF CERTAIN MATTERS
     TOG shall promptly notify Shareholder of (i) the occurrence or non-occurrence of any fact or event of which TOG has knowledge which would be reasonably likely to cause any covenant, condition or agreement of TOG in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of TOG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of TOG, or Shareholder’s right to rely thereon, or the conditions to the obligations of Shareholder. TOG shall give prompt notice to Shareholder of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
6.3	CONSENTS AND APPROVALS
     TOG shall use its best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.
6.4	OBSERVER RIGHTS
     Shareholder shall receive notice of and will have the right to attend all meetings of the Board of Directors of TOG or committees thereof as an observer, but without voting rights. Copies of all documents and materials provided to the Board of Directors of TOG or committees thereof shall be provided to Shareholder. The rights described in the preceding two sentences shall terminate in the event of an IPO of TOG, a termination of Shareholder’s employment for Cause (as defined in the Employment Agreement), or the sale by Shareholder, in one or more transactions, of shares of TOG Stock such that Shareholder owns shares of TOG Stock having an aggregate value (with the aggregate value being determined using $118.8467 per share, appropriately adjusted for any stock dividends, stock subdivisions, split-ups, combinations, or similar events affecting the TOG Stock issued to Shareholder) of less than One Million Four Hundred Thousand Fifty Three and 93/100 Dollars ($1,400,053.93). Notwithstanding anything contained in this Section 6.4 to the contrary, Shareholder’s observer and information rights provided for herein shall not apply to meetings of, or information provided to, the Audit and Compensation Committees of TOG, or committees of outside directors, unless such meetings are open to, and such information is provided to, all directors.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF TOG TO CLOSE
     The obligations of TOG to close on the Merger under this Agreement are subject to the following conditions:
7.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED.
     All of the representations and warranties of Shareholder shall have been true and complete in all material respects when made and shall be true and complete in all material respects as of the Closing (except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date. Shareholder shall have performed in all material respects all covenants, agreements and obligations to be performed by him hereunder prior to or at the Closing Date. Shareholder shall have delivered to TOG certificates to such effect.
7.2	NO PROHIBITION.
     No provision of applicable law or regulation and no judgment, injunction or other decree of any court or governmental body, agency or official shall prohibit the transaction contemplated by this Agreement.
7.3	REQUIRED CONSENTS.
     All necessary consents (the “Required Consents”) under the Contracts identified in Section 7.3 of the Disclosure Schedule as requiring consents prior to the Closing shall have been received.
7.4	NO ACTION.
     There shall not be instituted or pending any action or proceeding by or before any domestic governmental agency, commission, instrumentality, court or other regulatory or administrative body (A) challenging the acquisition of the Shares or seeking to obtain material damages as a result thereof, (B) seeking to prohibit TOG’s ownership or operation of all or a material portion of any Acquired Company or any Acquired Company’s business or assets or to compel TOG to dispose of or hold separate all or a material portion of any Acquired Company’s business or assets, (C) which reasonably could be expected to impose material limitations on TOG’s ability to effectively hold, or to exercise full rights of ownership of, any Acquired Company or any Acquired Company’s assets, or (D) otherwise materially adversely affecting any Acquired Company.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SHAREHOLDER TO CLOSE
     The obligations of Shareholder to close on the Merger under this Agreement are subject to the following conditions:
8.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
     All of the representations and warranties of TOG herein shall have been true and complete in all material respects when made and shall be true and complete in all material respects as of the Closing (except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date. TOG shall have performed in all material respects all covenants, agreements and obligations to be performed by it hereunder prior to or at the Closing Date. TOG shall have delivered to Shareholder certificates of its officers to such effect.
8.2	NO PROHIBITION.
     No provision of applicable law or regulation and no judgment, injunction or other decree of any court or governmental body, agency or official shall prohibit the transaction contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION; REMEDIES
9.1	RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
     The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party seeking indemnification, the payment of Damages or other remedy acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDER
     Shareholder will indemnify and hold harmless TOG, Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) any breach of any representation or warranty made by Shareholder in this Agreement or any other certificate or document delivered by Shareholder pursuant to this Agreement;
     (b) any breach by any Shareholder of any covenant or obligation of Shareholder in this Agreement; and/or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Shareholder in connection with the transactions contemplated hereby.
     The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to TOG or the other Indemnified Persons.

     TOG shall have set-off rights against the Escrow for all indemnification obligations owed by Shareholder under this Section 9.2.
     In the event that TOG asserts an indemnification claim against Shareholder under this Article 9, the amount of such indemnification claim shall not be reduced from the EBIT of the HDS Business. Likewise, liabilities or obligations which would give rise to a claim against Shareholder under this Section 9, but are instead reflected in reductions to the EBIT of the HDS Business shall not be the basis for an indemnification claim under this Section 9.2.
9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY TOG
     TOG will indemnify and hold harmless Shareholder from and against, and will pay to Shareholder the amount, of any Damages arising, directly or indirectly, from or in connection with:
     (a) any breach of any representation or warranty made by TOG in this Agreement or in any other certificate or document delivered by TOG pursuant to this Agreement;
     (b) any breach by TOG of any covenant or obligation of TOG in this Agreement; and/or
     (c) any claim asserted against Shareholder by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with TOG in connection with the transactions contemplated hereby.
     The remedies provided in this Section 9.3 will not be exclusive of or limit any other remedies that may be available to Shareholder.
9.4	SURVIVAL
     Except as otherwise provided in this Section 9.4, all representations and warranties will survive contained in this Agreement shall survive the Closing until April 30, 2008. All covenants in this Agreement and the following representations and warranties shall survive the Closing without limitation; Sections 3.1, 3.2, 3.3, 3.6, 3.9, 3.10, 3.18, 3.22, 3.24, 3.28, 4.1, 4.2 4.3, 4.4, 4.5.1, and 4.5.2.
9.5	PROCEDURE FOR INDEMNIFICATION —THIRD PARTY CLAIMS
     Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

9.6	NOTICE OF OTHER CLAIMS
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
9.7	LIMITATIONS ON AMOUNT.
     (a) Shareholder shall have no liability under Section 9.2 until the total Damages exceeds Twenty Five Thousand Dollars ($25,000) in the aggregate and then only for the amount which exceeds Ten Thousand Dollars ($10,000).
     (b) Notwithstanding anything in this Agreement to the contrary, under no circumstances will Shareholder’s aggregate liability to TOG exceed the total value of the Merger Consideration as adjusted (based upon the total cash paid, the face value of any promissory notes issued and the value of issued TOG stock, based on the price per share at issuance, to Shareholder).
     (c) Notwithstanding anything in this Agreement to the contrary, under no circumstances will TOG’s aggregate liability to Shareholder exceed the total value of the Merger Consideration, as adjusted, (based upon the total cash paid, the face value of any promissory notes issued and the value of issued TOG stock, based on the price per share at issuance, to Shareholder) less the amount of cash payments of the Merger Consideration including principal payments paid on any promissory note issued as part of the Merger Consideration.
ARTICLE X
TERMINATION
Intentionally deleted.
ARTICLE XI
TAX MATTERS
11.1	TAX RETURNS
     Shareholder will include the income of Acquired Companies on the Shareholder’s and Acquired Companies’ federal and state income tax returns for all periods through the Closing Date and pay any tax attributable to such income. HDS will furnish all required tax information to Shareholder for inclusion in Shareholder’s and Acquired Companies’ federal and state income tax returns for the period which includes the Closing Date. TOG will arrange for an officer of Acquired Companies to sign any tax returns, extensions, settlement agreements, court filings or any other documents requested by Shareholder with respect to tax audits or taxes for which Shareholder is liable. The income and income tax liabilities of Acquired Companies will be calculated for the period up to and including the Closing Date and the period after the Closing Date by closing the books of Acquired Companies as of the end of the Closing Date.

ARTICLE XII
GENERAL PROVISIONS
12.1	EXPENSES
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.
12.2	PUBLIC ANNOUNCEMENTS
     Any public announcement or similar publicity with respect to this Agreement, the Closing, or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as TOG determines with the concurrence of Shareholder. Unless disclosure is consented to by TOG and Shareholder in advance or required by law, Shareholder and TOG and their respective affiliates shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Shareholder and TOG will consult with each other concerning the means by which Acquired Companies’ employees, customers, and suppliers and others having dealings with Acquired Companies will be informed of this Agreement, the Closing and the transactions contemplated hereby, and TOG may at its option be present for any such communication.
12.3	NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

Shareholder:	James W. Noe
700 West Pete Rose Way
Cincinnati, OH 45203
Fax No: (513) 333-7804

with a copy to:
Jeffrey Schloemer
Taft, Stettinius & Hollister, LLP
425 Walnut Street
Cincinnati, OH 45202
Fax No.: (513) 381-0205

TOG:	The O’Gara Group, Inc.
7870 East Kemper Rd.
Cincinnati, OH 45249
Attention: Wilfred T. O’Gara
Fax No: (513) 489-1825

with a copy to:
Abram S. Gordon
General Counsel
The O’Gara Group, Inc.
7870 East Kemper Rd.
Cincinnati, OH 45249
Fax No: (513) 489-1825
12.4	FURTHER ASSURANCES
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
12.5	WAIVER
     Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege.

12.6	ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence between TOG and Shareholder and TOG and Acquired Companies) and constitutes (along with the documents referred to in this Agreement) the entire agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
12.7	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
     Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties except that TOG may assign any of its rights, but not its obligations, under this Agreement to any subsidiary or affiliate of TOG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
12.8	SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
12.9	SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.10	GOVERNING LAW
     This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of law principles
12.12	COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     The parties have executed and delivered this Agreement as of the date first written above.

TOG The O’Gara Group, Inc.
By:	/s/ Abram Gordon
Title: Vice President

BUYER O’Gara Acquisition —HDS Inc.
By:	/s/ Abram Gordon
Title: Secretary

Shareholder
/s/ James W. Noe
James W. Noe

HDS Homeland Defense Solutions, Inc.
By:	/s/ James W. Noe
Title: President

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.
Exhibit 2.7 — Subordinated Promissory Note
Exhibit 2.10(a)(ii) — Employment Agreement for James W. Noe
Exhibit 2.10(a)(iv) — Escrow Agreement
Exhibit 4.5.1 — Balance Sheet of The O’Gara Group, Inc.
Shareholder Disclosure Schedules
Schedule 3.1 — Acquired Companies
Schedule 3.2 — No Violations; Required Consents
Schedule 3.3 — Capitalization
Schedule 3.5 — Books and Records
Schedule 3.6 — Title to Properties; Encumbrances
Schedule 3.8 — Accounts Receivable
Schedule 3.9 — Undisclosed Liabilities
Schedule 3.12 — Employee Benefit Plans
Schedule 3.13 — Compliance with Laws; Governmental Authorizations
Schedule 3.14 — Legal Proceedings
Schedule 3.15 — Absence of Certain Changes and Events
Schedule 3.16 — Contracts
Schedule 3.17 — Insurance
Schedule 3.18 — Environmental Matters
Schedule 3.19 — Employees
Schedule 3.21 — Intellectual Property
Schedule 3.23 — Relationships with Related Persons
Schedule 3.24 — Brokers or Finders
Schedule 3.25 — Deposit Accounts
Disclosure Schedules of The O’Gara Group, Inc.
Schedule 4.1-1 — Existing Articles of Incorporation
Schedule 4.1-2 — Code of Regulations
Schedule 4.2 — TOG Subsidiaries
Schedule 4.4 — Ownership and Status of Capital Stock
Schedule 4.5.1 — Undisclosed Liabilities
Schedule 4.6 — Absence of Certain Changes
Schedule 4.7.2 — Other Relationships
Schedule 4.8.1 — Intellectual Property Rights
Schedule 4.8.2 — Government Approvals
Schedule 4.9 — Certain Material Transactions